EXHIBIT 2.2
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”), dated as of June 8, 2007, is made and entered into by and among BTHC VI, INC., a Delaware corporation (“Parent”), B-VI ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and ATHERSYS, INC., a Delaware corporation (the “Company”), and is made with reference to that certain AGREEMENT AND PLAN OF MERGER, dated as of May 24, 2007, by and among Parent, Sub, and the Company (the “Merger Agreement”). In this First Amendment, Parent, Sub, and the Company are sometimes individually referred to as a “Party” and collectively as the “Parties”. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Merger Agreement.
     WHEREAS Parent, Sub, and the Company desire to amend certain provisions contained in the Merger Agreement;
     NOW, THEREFORE, pursuant to Section 7.03 of the Merger Agreement and in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:
ARTICLE I
AMENDMENTS
     Section 1.1 Amendment to Section 8.08. Section 8.08 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:
     SECTION 8.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof (other than Section 5-1401 of the New York General Obligations Law).
ARTICLE II
MISCELLANEOUS PROVISIONS
     Section 2.1 Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof (other than Section 5-1401 of the New York General Obligations Law).
     Section 2.2 Counterparts; Execution. This First Amendment may be executed in two or more counterparts, each of which will be deemed an original. A facsimile, telecopy, electronic mail, or other reproduction of this First Amendment may be executed by one or more Parties, and an executed copy of this First Amendment may be delivered by one or more Parties by facsimile, telecopy, electronic mail, or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery will be considered valid, binding, and effective for all purposes. At the request of any Party, all

Parties agree to execute an original of this First Amendment as well as any facsimile, telecopy, electronic mail, or other reproduction of this First Amendment.
     Section 2.3 Full Force and Effect. Except as set forth expressly in this First Amendment, the Merger Agreement shall be and remain in full force and effect, and shall constitute the legal, valid, and binding obligations of the Parties, enforceable against the Parties in accordance with its terms. The amendments in this First Amendment shall be deemed to have prospective application only, unless otherwise stated herein.
SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREOF, the Parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BTHC VI, INC.
by	/s/ Timothy P. Halter
	Name:	Timothy P. Halter
	Title:	President

B-VI ACQUISITION CORP.
by	/s/ Timothy P. Halter
	Name:	Timothy P. Halter
	Title:	President

ATHERSYS, INC.
by	/s/ Gil Van Bokkelen
	Name:	Gil Van Bokkelen
	Title:	CEO